                                                                    Exhibit 11.1


                        IFX CORPORATION AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
         as Restated for the One-for-Five Reverse Split of Common Stock



                                                    Three Months Ended
                                         September 30, 1998    September 30, 1997
                                         ------------------    ------------------
Earnings:

   Net income                                $  823,200            $  887,600
                                             ==========            ==========

Shares:

   Weighted average number of common
   shares outstanding                         6,155,539             6,279,130
                                             ==========            ==========

Earnings per common share:

   Net income                                $      .13            $      .14
                                             ==========            ==========



Note: Diluted earnings per share have not been presented because the effects are not material.